UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CITIZENS HOLDING COMPANY

(Name of Registrant as Specified in its Charter)

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[ Letterhead ]

Dear Shareholder

After we mailed your 2016 annual report, proxy statement and proxy card, we discovered that we had not included a proposal to be voted on at the 2017 annual meeting. This proposal, which is required by the Dodd-Frank Act, is to be put before the shareholders at least once every six years. The last vote we had on this matter was in 2011.

The proposal is to determine the frequency of the vote on what is called “say-on-pay”. Say-on-pay is a non-binding advisory vote on executive compensation and is Proposal 3 on this year’s proxy card. Our compensation committee takes this vote into consideration when determining the level of compensation for our executive officers.

As determined in 2011, we have conducted a say-on-pay vote every year and the board’s recommendation is to continue this vote frequency at one year.

We would also like stress to you the need to cast your vote for all the items listed on the ballot this year. The changes on the ballot to the Articles of Incorporation and the Bylaws are necessary to bring our company in step with current law and good corporate governance. These items require a higher than 51% approval vote so it is crucial that you cast an affirmative vote for these proposals.

If you have already cast your vote on the initial proxy card or voted online, I would like to ask that you take a little additional time and re-cast your vote using the new ballot. Your initial vote will remain in place until a new ballot is cast to replace it.

If you have any questions about this proposal or the procedures on how to vote, you may contact me at (601) 389-3302 or Mark Taylor at (601) 389-3331.

Thank you for your investment in and support of Citizens Holding Company.

Sincerely,

/s/ Robert T. Smith

Robert T. Smith

Treasurer and CFO